Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Blue Hat Interactive Entertainment Technology and Subsidiaries on Form F-1 of our report dated November 19, 2018, except for Note 14 and Note 16 which are dated January 15, 2019, with respect to our audits of consolidated financial statements of Blue Hat Interactive Entertainment Technology and Subsidiaries as of and for the years then ended December 31, 2017 and 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

March 4, 2019